Exhibit 99.1

OTCQB: LLEX

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY REPORTS $20 MILLION CONVERTIBLE PREFERRED OFFERING

DENVER, COLORADO – June 15, 2016 – Lilis Energy, Inc. (OTCQB: LLEX) (the “Company”), a domestic oil and gas exploration and production company currently focused in the Denver-Julesburg (DJ) Basin, announced today that it has entered into securities purchase agreements with qualified institutional and certain accredited investors for the private placement of 20,000 shares of its Series B 6.0% Convertible Preferred Stock (the “Preferred Stock”) for gross proceeds of $20 million. Dividends shall be payable quarterly at 6.0% per annum, cumulative; payable on January 1, April 1, July 1, and October 1, beginning on July 1, 2016 and shall be payable in cash or kind at the option of the Company.

The Preferred Stock is convertible into the Company’s common stock at a price of $0.11 per share. The Preferred Stock may convert, subject to certain conditions, upon the receipt of requisite stockholder approval. Additionally, for every two shares of underlying common stock, holders will receive one two-year warrant to purchase common stock at a price of $0.25. The warrants may be called if the underlying shares of common stock trades at price of $0.40 based on the VWAP for each of any 30 consecutive trading day period.

The Company expects to use the proceeds from the offering to fund costs associated with closing its previously announced merger with Brushy Resources, Inc., a company focused on the Delaware Basin in West Texas, debt repayment, drilling and development costs, fees, and working capital.

T.R. Winston & Company, LLC and KES7 Capital, Inc. acted as placement agents for the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.

Contact:

MDC GROUP

David Castaneda

(414) 351-9758